EXHIBIT 99.1

CINEDIGM DIGITAL CINEMA NAMES CHRIS McGURK CHAIRMAN AND CEO
-- Former CEO of Overture Films and Vice Chairman of MGM to Lead Company
-- Mizel and Loffredo Will Continue as Key Senior Executives

Morristown, NJ and Los Angeles, CA, January 3, 2011—The Board of Directors of Cinedigm Digital Cinema Corp. (NASDAQ:CIDM), the leader in the digital cinema industry, today announced that Chris McGurk has been named Chief Executive Officer, effectively immediately. Mr. McGurk was also elected Chairman of the Company’s Board of Directors.

Mr. McGurk, 53, has had a long and successful career in the film and television industry. Mr. McGurk was the founder and CEO of Overture Films from 2006 until 2010 and was also CEO of Anchor Bay Entertainment, which distributed Overture Films’ product to the home entertainment industry. From 1999 to 2005, McGurk was Vice Chairman of the Board and Chief Operating Officer of Metro-Goldwyn-Mayer Inc. (“MGM”), acting as the company’s lead operating executive until MGM was sold for approximately $5 billion to a consortium of investors.  McGurk joined MGM from Universal Pictures, where he served in various executive capacities, including President and Chief Operating Officer, from 1996 to 1999.  From 1988 to 1996, McGurk served in several senior executive roles at The Walt Disney Studios, including Studios CFO and President of The Walt Disney Motion Picture Group. McGurk currently serves as a director of BRE Properties, Inc. and has previously served on the boards of DivX Inc., DIC Entertainment, Pricegrabber.com, LLC and MGM Studios, Inc.

“Having closely watched the rollout of the Cinedigm platform, I am honored and excited to join the exceptional team at Cinedigm Digital Cinema,” said Mr. McGurk. “The industry is fast approaching 20,000 screens converting to digital, and this rapid transformation is largely a consequence of Cinedigm’s foresight and leadership. Cinedigm has extraordinary prospects to further grow its business and I look forward to assisting in the Company’s ongoing development and success.”

Mr. McGurk continued, “I am very comfortable with and committed to the mission of Cinedigm. The Company will continue to rapidly expand its comprehensive digital cinema technology and service platform and leverage it with industry leading software applications as well as through the marketing and distribution of alternative entertainment content, including 3D films, live special events such as concerts and major sporting events, and regularly scheduled programming. Cinedigm’s platform will also be an increasingly important conduit for the distribution of independent films. Our primary goal will remain to provide our exhibitor, studio and content partners with the platform, services and tools to capture the potential created by the digital conversion of theaters.”

“We are extremely pleased to have Chris McGurk lead our Company going forward,” commented Ned Gilhuly, founder of Sageview Capital, and a member of Cinedigm’s Board of Directors and Search Committee. “He has an ideal mix of relevant industry experience, strategic insight and demonstrated leadership ability to help drive Cinedigm to the next level. As a Board, we are confident he has the industry stature and the skills to accelerate Cinedigm’s progress in its mission to become a leading provider of comprehensive digital cinema technology and services, and compelling alternative entertainment content."

“I am impressed with the progress Cinedigm has made in the past six months, under the leadership of co-Chief Executive Officers Adam Mizel and Gary Loffredo,” Mr. McGurk continued. “The significant advances the Company has made during this period have positioned Cinedigm well for the future. I greatly appreciate their commitment to continue their outstanding contributions at Cinedigm, and look forward to working closely with all of the management team in the pursuit of our strategy.”

“Finally, I am looking forward to working with our newest board member, Peter Brown, who is widely acknowledged as an exhibition industry leader through his prior long term role as Chairman and CEO of AMC Entertainment. This further demonstrates the Company’s commitment to attracting the best and most experienced talent to support its solid growth opportunities.”

Mr. McGurk will be located in the Company’s Los Angeles office. In addition to a significant personal purchase of common stock in Cinedigm, he will receive an option grant to align his interests with those of our shareholders. Under the terms of his employment agreement, pursuant to NASDAQ listing Rule 5635(c)(4), Mr. McGurk will receive an inducement grant of non-statutory options to purchase 4,500,000 shares of the Company’s Common Stock (the “Options”). The Options are grouped in three tranches, consisting of Options for 1,500,000 shares having an exercise price of $1.50 per share, Options for 2,500,000 shares having an exercise price of $3.00 per share and Options for 500,000 shares having an exercise price of $5.00 per share. One-third of the Options in each tranche vest on January 3 of each of 2012, 2013 and 2014 and all of the Options have a term of ten (10) years.

CONFERENCE CALL NOTIFICATION
Cinedigm will host a conference call at 11:00 a.m. Eastern Time / 8:00 am Pacific Time Tuesday, January 4, 2011 with Chris McGurk, Adam Mizel and Gary Loffredo. The conference call can be accessed by dialing 877/754-5303 or 678/894-3030 at least five minutes before the start of the call. No passcode is required. A replay of the call will be available at 800/642-1687 or 706/645-9291, conference ID 35002484. The replay will be accessible through January 11, 2011.

ABOUT CINEDIGM
Cinedigm is a leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers. The Company partners with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country. Cinedigm's digital cinema deployment organization, software, satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and marketing and distribution platform for alternative content such as CineLive ® 3-D and 2-D sports and concerts, thematic programming and independent movies is a cornerstone of the digital cinema transformation. Cinedigm™ and Cinedigm Digital Cinema Corp. ™ are trademarks of Cinedigm Digital Cinema Corp www.cinedigm.com [CIDM-G]

MEDIA CONTACT
Melissa Zukerman, Melissa@pcommgroup.com, 323/658-1555
Paul Pflug, Paul@pcommgroup.com, 323/658-1555

INVESTOR RELATIONS CONTACT
David Walke, davidwalke1@gmail.com, 646/728-2298